Exhibit 99.1

AÉROPOSTALE ANNOUNCES ADDITION OF ARTHUR RUBINFELD
TO ITS BOARD OF DIRECTORS

New York, New York – November 21, 2011 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that Arthur Rubinfeld, President  -  Global Development for Starbucks Coffee Company, has been appointed to the Aéropostale Board of Directors.

Mr. Rubinfeld helped build the foundation of Starbucks as Senior Vice President of Real Estate from 1992 to 2002 and returned to the company as President, Global Development in 2008, his current position.  After leaving Starbucks in 2002, Mr. Rubinfeld founded Airvision, a strategic brand development and growth advisory firm.    From 2006 to 2008 Mr. Rubinfeld served as Executive Vice President, Corporate Strategy and Development at Potbelly Sandwich Works.

Julian R. Geiger, Chairman of the Board, stated, “Arthur is an outstanding addition to our Board of Directors. He is well known for his leading-edge, insightful approach to branding and strategic retail expansion, having served in a number of top management positions at Starbucks, as well as authoring a book on global growth and expansion. We look forward to Arthur’s vision and expertise making a valuable contribution to Aéropostale.”

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 918 Aéropostale stores in 50 states and Puerto Rico, 67 Aéropostale stores in Canada and 72 P.S. from Aéropostale stores in 21 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS